UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NESS ENERGY INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Washington	1311	91-1067265
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4201 East I-20 Service Road
Willow Park, Texas 76087
(817) 341-1477
(Address and telephone number of principal executive offices)

4201 East I-20 Service Road
Willow Park Texas 76087
(817) 341-1477
 (Address of principal place of business or intended principal place of business)

JF Hoover, Chief Financial Officer
Ness Energy International, Inc.
4201 East I-20 Service Road
Willow Park Texas 76087
(817) 341-1477
(Name, address and telephone number of agent for service)

With a copy to:

Kevin Woltjen
Paul A. Hilgers
Woltjen Law Firm
4144 North Central Expressway, Suite 410
Dallas, Texas 75204
(214) 742-5555

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock issuable upon conversion of Convertible Notes	13,196,478(2)	$0.19(1)	$ 2,507,331	$ 268.28
Common Stock issuable upon exercise of warrants	6,598,241(3)	$0.19 (1)	$ 1,253,665	$ 134.14
Common Stock issuable upon exercise of warrants	329,912 (4)	$0.19(1)	$ 62,683	$ 6.71

TOTAL	20,124,631			$ 409.13

(1)  Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rule  457(c), based on the last sale price of the Registrant’s common stock of $0.19 on July 6, 2006 on  the OTC Bulletin Board.

(2) 6,598,239 shares is the good faith estimate of the number of shares underlying the $1,022,727 in  convertible notes with conversion price of $0.155. The Company is required by the notes to register 200% of  the estimated number of shares underlying the notes, or 13,196,478.

(3) Warrants to purchase an aggregate of up to 6,598,241 shares of common stock at  an exercise price  of $0.2047 per share.

(4)  Warrants to purchase an aggregate of up to 329,912 shares of common stock at an exercise  price of $0.155 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 18, 2006

20,124,631 Shares

NESS ENERGY INTERNATIONAL, INC.,
a Washington corporation

COMMON STOCK
No Par Value

This prospectus relates to 20,124,631 shares of Ness Energy International, Inc. (“Ness”) common stock, including up to 13,196,478 shares of common stock, which represents 200% of the number of shares underlying convertible notes and up to 6,928,153 shares of common stock issuable upon the exercise of common stock purchase warrants, are being offered in a resale offering by the security holders named in this prospectus under the caption "Selling Security Holders." We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the OTC Bulletin Board under the symbol "NESS." The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on July 6, 2006, was $0.19.

Investing in our common stock involves risks.   See "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2006

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Changes in and Disagreements with Accountants on Accounting and Financial

PART II

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PROSPECTUS SUMMARY

This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” on page 7 and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” “Ness” or the “Company” are to the combined business of Ness Energy International, Inc. and its wholly-owned subsidiaries, and in each case does not include the selling shareholders. Unless otherwise indicated, this prospectus assumes that none of our outstanding convertible notes or warrants have been converted or exercised into shares of our common stock.

 Our Business

We were incorporated under the laws of the State of Washington on March 1, 1979. Our corporate offices are located at 4201 I-20 East Service Road, Willow Park, Texas, 76087. The telephone number of our principal executive office is (817) 341-1477.

We are engaged in the acquisition, development, exploitation, and exploration of producing and probable producing oil and gas properties, and in the production, marketing, and transportation of oil and natural gas both in Israel and domestically.

We have expended significant time and resources to develop business in the potential oil and gas properties in Israel completing work in the Lahava field and currently marking the gas production for potential sale to adjacent Kibbutz consumers. We are certified by the State of Israel as a Petroleum Works Contractor and therefore are able to develop and exploit mineral deposits in Israel.

Domestically, the Company has interests in various properties and operations. We hold existing mineral rights in Texas including, the Fort Worth Basin in Parker, Hood, Shackelford, Jack, Wise and Palo Pinto counties and the coastal plains of South Texas in DeWitt, Karnes, Lavaca and Victoria counties.

The Offering

Securities Offered Up to 20,124,631 shares are being offered by the selling shareholders, including:

(i) up to 13,196,478 shares of common stock underlying convertible notes in the aggregate amount of $1,022,727;

(ii) up to 6,598,241 shares of common stock  issuable upon the exercise of purchase  warrants at an exercise price of $0.2047 per  share; and

(iii) up to 329,912 shares of common stock  issuable upon the exercise of purchase  warrants at an exercise price of $0.155 per  share.

Common Stock Outstanding  190,746,442 shares after the Offering.

Offering Price Upon the effectiveness of this registration statement, the selling shareholders will be able to sell their shares at any price.

Use of Proceeds We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders.

Market for our Common Stock Our common stock trades on the OTC Bulletin Board under the trading symbol "NESS." We can provide no assurance that there will be a market in the future for our common stock.

The above information regarding common stock to be outstanding after the offering is based on 170,621,811 shares of common stock outstanding as of May 15, 2006 and assumes the subsequent conversion of our issued convertible notes and exercise of warrants by the selling stockholders.

See the "Selling Shareholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and the other information set forth elsewhere in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock.

Risks Related To This Offering

There are a large number of shares underlying our convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our stock.

We have outstanding convertible notes (which may be converted into an estimated 6,598,239 shares of common stock) and outstanding warrants to purchase 6,928,153 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes may increase if the market price of our stock declines. All of the shares issuable upon conversion of the notes and upon exercise of our warrants may be sold without restriction upon effectiveness of this registration statement. The sale of these shares may adversely affect the market price of our common stock. If the market trading price declines, then the callable secured convertible notes will be convertible into an increasing number of shares of common stock resulting in dilution to our shareholders.

Selling shareholders holding warrants may pay less than the then-prevailing market price and may have an incentive to sell their shares, which may cause the price of our common stock to decline.

The exercise price payable by selling shareholders pursuant to the warrants may be lower than the then-prevailing market price of our common stock. If this occurs, selling shareholders will have an incentive to immediately sell any shares received upon warrant exercise they purchase to realize a gain on the difference. To the extent selling shareholders sell their common stock, the common stock price may decrease due to the additional shares in the market.

 Risks Related to Our Business

We have experienced losses, and we expect losses to continue for the foreseeable future.

We have not had profits for several years. Revenues are not normally generated during exploration. Profitability will require the successful development of one or more of our oil and gas properties. We may not be able to successfully commercialize any of our oil and gas properties and thereby become profitable.

There is substantial doubt about our ability to continue as a going concern due to significant recurring losses from our operations and our accumulated deficit, all of which means that we may not be able to continue operations unless we obtain additional funding.

Our success is dependent on our ability to retain key personnel.

We believe that the oil and gas exploration, development and related management experience of our key personnel is important to our success. The active participation of our President, Shannon “Sha” Stephens, and certain key executives is a necessity for our continued operations. We do not carry key person life insurance on any of our key personnel. We compete with bigger and better financed oil and gas exploration companies for these individuals. Our future success may depend on whether we can attract, retain and motivate highly qualified personnel. We plan to continue to provide employment contracts with these key executives, and provide other benefits that may be in our best interests. Although we hope to secure our key executives with employment agreements as soon as possible we cannot ensure that we will be able to continue to do so.

Prices of oil and natural gas fluctuate widely based on market conditions and any decline will adversely affect our financial condition.

Our revenues, operating results, cash flows and future rate of growth are very dependent upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile and not predictable, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

•	Changes in international, national, regional, and local economic conditions, as well as changes in consumer confidence and preferences, can have a negative impact on our business;
•	political conditions in the Middle East and elsewhere;
•	the supply and price of foreign oil and gas;
•	the level of consumer product demand;
•	the price and availability of alternative fuels;
•	the effect of federal and state regulation of production and transportation; and
•	the proximity of our natural gas to pipelines and their capacity.

The amount of insurance we carry may not be sufficient to protect us.

We maintain general liability insurance that we believe is adequate for our level of operations, but it may not cover all future claims. If a large claim is successfully asserted against us, we might not be covered by insurance, or it might be covered but cause us to pay much higher insurance premiums or a large deductible or co-payment. Furthermore, regardless of the outcome, litigation involving our operations or even insurance companies disputing coverage could divert management’s attentions and energies away from operations. The nature of the oil and gas business involves a variety of operating hazards such as fires, explosions, cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to us.

Risks Related to Our Industry

Exploration for oil and natural gas is risky and may not be commercially successful, impairing our ability to generate revenues from our operations.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of supporting production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and gas reserves. Without the addition of reserves through exploration, acquisition or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves may be inaccurate and our actual revenues may be lower than financial projections.

We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates and exchange rates, will also impact the value of our reserves. The process of estimating oil and gas reserves is complex, and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Historically, in attempting to acquire, explore, and drill wells on oil and gas leases, we have often been at a competitive disadvantage since we had to compete with many companies and individuals with greater capital and financial resources and larger technical staffs. We have, in the past, sought to mitigate some of these problems by forming cooperative groups such as acquisition or development joint ventures with other entities and individuals. These joint ventures allow us access to more acquisition candidates and enable us to share evaluation and other costs among the venture partners.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We will obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial; unplanned costs could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our current properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in onshore and offshore oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty with production distribution, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, future instability in one or more of the countries in which we will operate, weather conditions or natural disasters, actions by companies doing business in those countries, labor disputes or actions taken by the international community may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of Ness.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. We expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and gas industry. Future decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis.

Increases in our operating expenses will impact our operating results and financial condition.

Exploration, development, production, marketing (including distribution costs) and regulatory compliance costs (including taxes) will substantially impact the net revenues we derive from the oil and gas that we produce. These costs are subject to fluctuations and variation in different locales in which we will operate, and we may not be able to predict or control these costs. If these costs exceed our expectations, this may adversely affect our results of operations. In addition, we may not be able to earn net revenue at our predicted levels, which may impact our ability to satisfy our obligations.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

There are many risks in drilling oil and gas wells.

The cost of drilling, completing, and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed, or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners, and well servicing companies. Our gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into our area. Our oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed for them.

We face intense competition.

The oil and natural gas industry is highly competitive. We compete with others for property acquisitions and for opportunities to explore or to develop and produce oil and natural gas. We face strong competition from many companies and individuals with greater capital, financial resources, and larger technical staffs. We also face strong competition in procuring services from a limited pool of laborers, drilling service contractors, and equipment vendors.

Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and federal, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our business in Israel is subject to local legal, political and economic factors which are beyond our control, which could impair our ability to expand our operations or operate profitably.

We currently conduct business in Israel. We believe that Israel’s legal system is sufficiently developed, its political environment is sufficiently supportive and its economic condition is sufficiently stable to enable us to plan and implement our operations. However, there are risks that economic and political conditions will change in a manner adverse to our interests. These risks include, but are not limited to, terrorism, military repression, interference with private contract rights (such as privatization), extreme fluctuations in currency exchange rates, high rates of inflation, exchange controls and other laws or policies affecting environmental issues (including land use and water use), workplace safety, foreign investment, foreign trade, investment or taxation, as well as restrictions imposed on the oil and natural gas industry, such as restrictions on production, price controls and export controls. Any changes in oil and gas or investment regulations and policies or a shift in political attitudes in Israel or other countries in which we intend to operate are beyond our control and may significantly hamper our ability to expand our operations or operate our business at a profit.

For instance, changes in laws in the jurisdiction in which we operate or expand into with the effect of favoring local enterprises, changes in political views regarding the exploitation of natural resources and economic pressures may make it more difficult for us to negotiate agreements on favorable terms, obtain required licenses, comply with regulations or effectively adapt to adverse economic changes, such as increased taxes, higher costs, inflationary pressure and currency fluctuations.

Our business will suffer if we cannot obtain or maintain necessary licenses.

Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension to any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interest in and to the properties to which the title defects relate.

Furthermore, applicable governments may revoke or unfavorably alter the conditions of exploration and development authorizations that we procure, or third parties may challenge any exploration and development authorizations we procure. Such rights or additional rights we apply for may not be granted or renewed on terms satisfactory to us.

If our property rights are reduced, whether by governmental action or third party challenges, our ability to conduct our exploration, development and production may be impaired.

Risks Related to Our Common Stock

The market price of our common stock may be highly volatile and subject to wide fluctuations.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;
•	fluctuations in revenue from our oil and natural gas business as new reserves come to market;
•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;
•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels; and
•	changes in the social, political and/or legal climate in the regions in which we will operate.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•	quarterly variations in our revenues and operating expenses;
•	changes in the valuation of similarly situated companies, both in our industry and in other industries;
•	changes in analysts’ estimates affecting our Company, our competitors and/or our industry;
•	changes in the accounting methods used in or otherwise affecting our industry;
•	additions and departures of key personnel;
•	announcements of technological innovations or new products available to the oil and natural gas industry;
•	announcements by relevant governments pertaining to incentives for alternative energy development programs;
•	fluctuations in interest rates, exchange rates and the availability of capital in the capital markets; and
•
significant sales of our common stock, including sales by the investors following registration of the shares of common stock under the registration statement of which this prospectus is a part and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singularly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operation and financial condition.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of our common stock, which may affect the trading price of the common stock.

Shares of common stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty investors may experience in attempting to liquidate such securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the use in those statements of terminology such as “may,” “will,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology. The forward-looking statements included in this prospectus address activities, events or developments that we expect or anticipate will or may occur in the future, including but not limited to:

•   Our ability to respond to changes in the marketplace;
•   Competitive factors;
•   The availability of financing on terms and conditions acceptable to us; and
  •   The availability of personnel with the appropriate technical skills.

Although we believe the expectations expressed in the forward-looking statements included in this prospectus are based on reasonable assumptions within the bounds of our knowledge of our business at the time the statements are made, a number of factors outside of our control could cause actual results to differ materially from those expressed in any of the forward-looking statements included in this prospectus. Any one, or a combination, of these factors could materially affect our financial performance, business strategy, business operations, plans, goals and objectives. These factors include but are not limited to:

•     the effect of competition in our markets;
•     our ability to attract and retain experienced management;
• our ability to manage fluctuations of currencies in which we receive revenue or incur expenses; and
•     other factors described in this prospectus under the heading “Risk Factors.”

Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ significantly from those in forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements we make herein. The results or developments we anticipate may not be realized. Even if substantially realized, those results or developments may not result in the expected consequences for us or affect us, our business or our operations in the ways we expect. We caution readers not to place undue reliance on any of these forward-looking statements in this prospectus, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

We will receive proceeds of up to a maximum of $1,281,708 upon the due exercise, if any, of the warrants held by the Selling Shareholders exercisable for an aggregate of 6,928,153 shares of common stock.  In the event the warrants are exercised, we currently anticipate applying the total proceeds from the exercise of the warrants towards working capital.

DETERMINATION OF OFFERING PRICE

Shares of common stock may be sold by the selling shareholders from time to time in the over-the-counter market or on other national securities exchanges or automated interdealer quotation systems on which our common stock may be listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We are obligated to register the shares held by the selling shareholders listed in this prospectus pursuant to registration rights which have been granted to those selling shareholders. The distribution of the shares by the selling shareholders is not subject to any underwriting agreement. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares at the time of sale or in negotiated transactions.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of common stock by the selling shareholders. We will not receive any proceeds from the resale of the common stock by the selling shareholders. If exercised, we could receive up to $1,281,708 from the exercise of warrants.

Assuming all the shares registered below are sold by the selling shareholders, the selling shareholders will own no shares of our common stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming it sells all of the shares offered.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Offering If All Offered Shares Are Sold
Selling Shareholder	Number of Shares	Percentage (1)	Shares Offered For Sale	Number of Shares
Alpha Capital Aktiengsellschaft	8,797,625	0.0515%	8,797,625	0
Iroquois Master Fund, LTD	2,199,418	0.0128%	2,199,418	0
Ellis International LTD	4,398,838	0.0257%	4,398,838	0
Bristol Investment Fund, LTD	4,398.838	0.0257%	4,398.838	0
KMR Capital, LLC	329,912	0.0019%	329,912

TOTAL	20,124,631	0.1208%	20,124,631

(1) Percentages are based on 170,621,811 shares of our common stock outstanding as of May 15, 2006.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

None of the selling shareholders hold any position or office, and have not had any material relationship with us or any of our affiliates within the past three years.

The selling shareholders have informed us they are not broker-dealers or are an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

Each selling shareholder will most likely sell their shares on the OTC Bulletin Board. These sales may be at fixed or negotiated prices. There is no assurance that the selling shareholders will sell any or all of the common stock in this offering. The selling shareholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.
•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.
•	An exchange distribution following the rules of the applicable exchange.
•	Privately negotiated transactions.
•	Short sales or sales of shares not previously owned by the seller.
•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share.
•	A combination of any such methods of sale any other lawful method.

The selling shareholders may also engage in:

•	Short selling against the box, which is making a short sale when the seller already owns the shares.
•	Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the shareholder.
•
Pledging shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling shareholders that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

Our common stock is traded on the OTC Bulletin Board, under the symbol of “NESS”. The range of closing prices shown below covers our last two years. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Year                         Quarter                 High                 Low

2006                         First                      $0.24                 $0.16

2005                         Fourth           $0.25                                                 $0.15
                         Third                     $0.28                 $0.13
                             Second                                                  $0.25                                                 $0.10
                                                                 First                                           $0.22                                                 $0.16

2004                                                                         Fourth                                       $0.41                                                 $0.16
                                                                 Third                                          $0.35                                                 $0.19
                                                                 Second                                      $0.45                                 $0.28
                                                                 First                                           $0.50                                                  $0.35

Holders of Common Equity

As of March 30, 2006, we had approximately 3,722 shareholders of record of our common stock.

Dividends

We have not declared or paid a cash dividend to shareholders since it was originally organized. Our board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon our earnings, capital requirements, and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

Not applicable.

DESCRIPTION OF SECURITIES

As of the date of this registration statement, we have authorized 500,000,000 shares of common stock, no par value, of which 170,621,811 shares were issued and outstanding as of May 15, 2006. Additionally, we are authorized to issue 10,000,000 shares of $.10 par value per share preferred stock, of which no preferred shares were issued and outstanding as of May 15, 2006.

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. As of the date of this registration statement, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. It is anticipated that any earnings that may be generated from our operations will be used to finance our growth.

Voting power is vested in the holders of the common stock and in holders of preferred stock, if so declared by our board of directors upon creation of any series of preferred stock which might subsequently be issued. No preferred stock is currently issued and outstanding and no series of preferred stock declaring the rights of the holders has been created by the board of directors and the board of directors does not anticipate creating any series of preferred stock or issuing any shares of preferred stock at any time in the foreseeable future.

Every shareholder shall have the right at every shareholders' meeting to one vote for every share of stock standing in his or her name on the books of the corporation on the record date fixed as hereinafter provided, or, if no such date has been fixed, ten days prior to the time of the meeting.

Holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of the common stock are entitled to receive our assets pro rata, if any remaining after payment of all debts and liabilities and all claims by holders of preferred stock.

Our transfer agent is Fidelity Transfer Company, 1800 South West Temple, Ste. 301, Salt Lake City, Utah 84115, phone number: (801) 484-7222

42

OUR BUSINESS

General Business Development

We were incorporated under the laws of the State of Washington on March 1, 1979. We are directing our efforts towards purchasing oil and gas properties, and developing our current and future holdings.

Israel

We are dedicated to exploring and locating untapped petroleum resources in Israel. In July 2003, we completed a purchase in Israel, through our wholly-owned subsidiary Ness of Israel, of equipment for oil and gas exploration and production, including recovery. The equipment includes a total of approximately 29 different components and parts, including diesel engines, a drilling rig, a large truck, piping, and pumps. The purchase price was $118,000. The equipment is stored in Israel. We utilize these items in our effort to develop and exploit the Israel properties. We are currently in our ramp-up to the exploitation of the Israeli interests and are engaged in completing the required engineering, and administrative work. We have, through our subsidiary Ness of Israel, sold to Modi'in Partnership one half of a license in Zohar Field, and retained a 50% interest in the license. Ness of Israel is currently selling this 50% interest in a public offering on the Tel Aviv Exchange, being undertaken by Modi'in Partnership. In 2005, we spent $44,000 on the expansion of well operations in Israel. We have some positive results from this in the first half of 2006.

Domestic

We had 23 wells producing revenues in 2005, of which 3 were in South Texas, and 20 were in North Texas, with approximately 8,966 acres of additional land available, to pursue additional drilling operations. We are pursuing approximately 24 million dollars that is believed to be necessary for the development of these wells, through both public and private sources. This includes, but is not limited to debt, investment partnerships, and other potentially non-traditional methods. The potential domestic production of these undeveloped wells, when producing, is expected to exceed 11,116,568 Equivalent Barrels of Oil, as cited in our reserve reports.

The production and development of our wells in the Texas area are predominately in fields that already have producing wells, and significant geological support. Many of these fields were abandoned by larger oil and gas companies in a time when gas prices were significantly less than what they are today. We believe that with the higher prices for oil and gas, and improved technology, it can develop profitable, productive wells.

Specific Activities

On January 5, 2004, Ness entered into a business combination with Lahava, acquiring 100% of the partnership interests for a total of 1,500,000 shares of restricted stock. The shares were delivered to the pre-existing partners in proportion to their partnership interests. The purpose of the acquisition is to obtain the licensed areas in Israel known as Zohar 300 to commence drilling in the area, of this combination the acquisition of certain lease rights of Lahava, which at the time there was not material value, until the application of management.

From May 18, 2004 through August 25, 2004, the Company issued 400,000 shares of its common stock as a down payment on the acquisition of an Israeli partnership, Equital.  The issuances have been valued at $128,000 based on the fair value of the shares at issue date. The terms of the agreement were finalized in August 2004, and consummation of the transaction took place in October 2004. $220,000 in cash was paid by a related party for the benefit of the Company. Such advance is reflected as a liability to related parties. The results of operations of Equital are included in the consolidated statements of operations from the date of acquisition.

Available Information

Our website is located at http://www.nessenergy.com. All of our reports filed with the Securities and Exchange Commission (“SEC”) can be accessed, free of charge, through our website after the report is electronically filed with the SEC. The SEC’s website is www.sec.gov.

Proved Reserves Position

In Israel, we have the drilling rights, either directly, or indirectly, to 353,800 SKM. We are currently expanding efforts to satisfy engineering and licensing requirements on the Med Ashdod, Nir-AM, Beeri, and Zohar leases. Additionally, we entered into operator agreements with Modi’in Management, which is 90% owned by Ness of Israel. In 2005, Ness of Israel sold 50% of its license in the Zohar field to Modi'in Limited Partnership. This partnership is managed by Modi'in Management.  We effectively own approximately 50% of Modi'in Partnership.

Domestically, as of December 31, 2005, our future net cash flows have been estimated by Yeager Engineering, an independent engineer consultant in oil and gas technology, to be approximately $379,497,000. This compares to $147,535,000 as of December 31, 2004. The increase, in excess of 157% from 2004, is the result of strategic acquisitions, revisions on previous quantity estimates, and higher oil and natural gas prices.

                            2005              2004                Change %

Future net                                  $379,497,000              $147,535,000                   157%
Cash flows

Standardize                                    $209,690,000                                          $  69,242,000         203%
Measure of
Discounted
Future net
Cash flows

For the year ended December 31, 2005 as compared to the year ended December 31, 2004, our proved oil reserves increased approximately 165,000 bbls from 257,000 bbls to 422,000 bbls. Our proved gas reserves increased from approximately 32,323,000 MCF as of December 31, 2004 to 64,170,000 MCF as of December 31, 2005. The increase in reserves is primarily attributable to the previously mentioned acquired properties. These numbers are estimates, and may vary from the actual production due to many variables, (please see: Certain Factors Affecting Future Results).

Customers and Distribution Methods

We primarily deliver natural gas and oil products to market. We are pursuing plans to expand the offering of our well management services. We cannot, on our own, deliver products to the consumer. We sell our products to intermediaries, who either have, or have access to, consumer delivery systems. We feel that in this highly competitive industry, should circumstances require, other third party intermediaries would be readily available to acquire our products. Currently we sell our products to eight customers, with CrossTex Energy Corporation being the largest, accounting for approximately 47% of total revenues during 2005. In 2004, we sold our products to three customers, with Devon Energy Corporation being the largest, accounting for approximately 34% of such sales.

  Competition and Markets

The oil and gas industry is highly competitive in all of its phases, with competition for favorable prospects being particularly intense. We believe our price, geological and geophysical skill and familiarity within an area of operations are the primary competitive factors in the acquisition of desirable leases and suitable prospects for oil and gas drilling operations. We compete with independent operators and occasionally major oil and gas companies, many of which have substantially greater technical and financial resources than us. See the "Risk Factors" section, beginning on page 7 of this prospectus, for more information relating to the other risks we may encounter.

Other Regulations

Oil and gas operations are and will be subject to federal, state, and local laws as well as regulations and by political developments. The domestic production and sale of oil and gas are subject to federal regulation by the Department of Energy and the Federal Energy Regulatory Commission. Rates of production of oil and gas have for many years been subject to federal and state conservation laws and regulations. In addition, oil and gas operations are subject to extensive federal and state regulations concerning exploration, development, production, transportation, and pricing, and to interruption or termination by governmental authorities.

In foreign countries, we may be subject to governmental restrictions on production, pricing, and export controls. Furthermore, regulations existing or imposed upon us at the time of any future acquisition of properties may change and have an unforeseeable impact on us. We have little or no control over the change of regulations or imposition of new regulations and restrictions by foreign governments, ex-appropriation or nationalization by foreign governments, or the imposition of additional foreign taxes and partial foreign ownership requirements.

Our operations are also subject to various provisions of federal, state, and local laws regarding environmental matters. The impact of these environmental laws on us may necessitate significant capital outlays, which may materially affect the earning potential of our oil and gas business in particular, and could cause material changes in the industry in general. We strongly encourage the operators of our oil and gas wells to conduct periodic environmental assessments of potential liabilities. To date, environmental laws have not materially hindered nor adversely affected our business.

States, countries, and other jurisdictions in which we have operations and plans to have new operations regulate the exploration, development, production, and prices on the sale of oil and gas. The United States government also regulates the price on oil. Markets for, and the value of, discovered oil and gas are dependent on such factors as regulation, including well spacing and production allowable, import quota competitive fuels, and proximity of pipelines and price-fixing by governments, all of which are beyond our control.

Employees

As of December 31, 2005, we had eight (8) full-time employees, including our President and CEO, Shannon “Sha” Stephens. We also hire outside professional consultants to handle certain additional aspects of our business. Management believes this type of contracting for professional services is the most economical and practical means for us to obtain such services at this time.

PROPERTY

Corporate Offices

We own one office building on one-half acre of land in Willow Park, Texas. In addition, we own one office building and storage facility on 11.4 acres of land in Willow Park, Texas with a mortgage balance of approximately $86,000 as of December 31, 2005. We also own one office unit in a building in Netanya, Israel.

 Oil and Gas Lease Interests

We do not own the land on which we have the working interests. We have the rights to the minerals contained in the land, primarily potential oil and gas. (See Below; “Schedules of Oil and Gas Operations”).

During 2005, we received no royalties from any lease rights or working interests, in our Israeli operations.

We own, and operate working interests primarily in two areas:
   •  North Texas, primarily in Clay, Jack, Palo Pinto, Parker, and Erath Counties of Texas.

•	South Texas re-entry wells, primarily in Dewitt and Lavaca Counties of Texas.

During the last three years, we have drilled in four wells and three of the wells are producing.

Production
(2) Production	2003		2004		2005
Natural Gas Per MCF
North Texas	Price	Production	Price	Production	Price	Production
A) Average sales price(1)	$4.48	24,029	$4.62	48,360	$6.70	59,509
B) Average production cost	$1.36		$3.76		$1.95
South Texas
A) Average sales price(1)	--	--	$4.57	15,480	$6.06	58,216
B) Average production cost	--		$0.96		$1.68

Oil per Barrel
North Texas
A) Average sales price	--	--	$43.57	438	$52.05	247
B) Average production cost (2)	--	--	--	--	--	--
South Texas
A) Average sales price	--	--	--	--	$52.28	523
B) Average production cost (2)	--	--	--	--	--	--
(1) The Company has no future delivery commitments. (2) Oil production is a derivative product and therefore, production costs are assigned to gas production only.

Reserves Reported to Other Agencies

No reserves were reported to other federal agencies.

Internationally (exclusively Israel):

We either directly or indirectly have the following rights in Israel:

Are	a (1000 square KM)	Type of Right	Name of Field
250		Lease	Med Ashdod
50		Preliminary Permit	Nir-AM
20		License	Beeri
33.8		License	Zohar

Domestically (exclusively Texas):

Schedule of Oil and Gas Properties at December 31, 2005:

	Wells		Acreage
	Gross	Net	Gross	Net	Average Sales Price	Standardized measure of discounted future net cash flows	Projected Additional Investment
Proved Producing
North Texas	20	16	5,030	3,823	$ 5.56	$ 615,000	$ --
South Texas Reentry	3	2	368	368	5.56	2,582,000	54,000
Subtotal	23	18	5,398	4,191	$ 5.56	$ 3,197,000	$ 54,000

Proved Nonproducing
North Texas	--	--	7,366	7,366	$ --	$ 74,228,000	$ 4,081,000
South Texas Reentry	--	--	290	290	--	132,265,000	20,290,000
Subtotal	--	--	7,656	7,656	--	206,493,000	24,371,000
Company Total	23	18	13,054	11,847	$ 5.56	$209,690,000	$ 24,425,000

 (a) Undeveloped property represents approximately 16% of total non-producing property.

The reserve data represents only estimates that are based on subjective determinations. Accordingly, the estimates are expected to change, as additional information becomes available. Further, estimates of gas reserves, of necessity, are projections based on engineering and economic data. There are uncertainties inherent in the interpretation of such data, and there can be no assurance that the proved reserves set forth herein will ultimately be produced. Proved developed producing reserves are those expected to be recovered from currently producing zones under continuation of present operating methods. As provided in our reserve report for December 31, 2005.

LEGAL PROCEEDINGS

From time to time, we are involved in disputes and other legal actions arising in the ordinary course of business. In our opinion, none of these disputes and legal actions are expected to have a material impact on our consolidated financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATION

Forward-looking Information

          This prospectus contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. These statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. There are a number of factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this registration statement to conform such statements to actual results. The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes herein.

CRITICAL ACCOUNTING ISSUES

Oil and Gas Property and Equipment

We use the full cost method of accounting for our oil and gas activities. All of which are located in Texas. Currently there are no producing activities in Israel. If and when activities in Israel begin to take place, we use the full cost method of accounting. Accordingly, all costs associated with the acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is removed from the capitalized costs to be amortized. No impairment was required in 2005 and 2004.

In addition, the capitalized costs are subject to a “ceiling test,” which basically limits such costs to the aggregate of the “estimated present value,” discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. There was no provision required in 2005 or 2004 as a result of this limitation on capitalized costs.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonment of properties is recognized as an expense in the period of abandonment and accounted for as an adjustment of costs.

We have access to information collected by Israeli oil and gas concerns and consultants, including, seismic line data and analysis, engineering reports, as well as geological and geophysical surveys. Additionally, we have acquired data, from the drilling of test wells, well logs, drill stem tests, and well-core hole cuttings, as well as from three geological and geophysical surveys we have completed.

Though management is of the opinion that oil is indeed recoverable once focused exploration and drilling is undertaken, there is no assurance this belief will prove correct.

Asset Retirement Obligation

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to producing properties. Periodic accretion of the discount of the estimated liability is recorded as an expense in the statement of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. For example, as we analyze actual plugging and abandonment information, we may revise our estimates of current costs, the assumed annual inflation of these costs and/or the assumed productive lives of our wells. Revisions to the asset retirement obligation are recorded with an offsetting change to producing properties, resulting in prospective changes to depreciation, depletion and amortization expense and accretion of discount. Because of the subjectivity of assumptions and the relatively long lives of most of our wells, the costs to ultimately retire our wells may vary significantly from prior estimates. During 2005 and 2004, we recognized $4,000 and $6,000, respectively of accretion.

Full Cost Method

We use the full cost method of accounting for our oil and gas activities. Under this method, all costs incurred in the acquisition, exploration and development of oil and gas properties are capitalized into the cost centers (the amortization base) that are established on a country-by-country basis. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. Costs associated with production and general corporate activities are expensed in the period incurred. The capitalized costs of our oil and gas properties, plus an estimate of our future development and abandonment costs, are amortized on a unit-of-production method based on the independent engineer consultant’s estimate of total proved reserves. Our financial position and results of operations would have been significantly different had we used the successful efforts method of accounting for our oil and gas activities.

Proved Oil and Gas Reserves

The independent engineer consultant’s estimate of proved oil and gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and the full cost ceiling limitation. Proved oil and gas reserves are the estimated quantities of natural gas and crude oil reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under period-end economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of numerous factors including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves.

Depreciation, Depletion and Amortization

The quantities of estimated proved oil and gas reserves are a significant component of our calculation of depletion expense and revisions in such estimates may alter the rate of future expense. Holding all other factors constant, if reserves are revised upward, earnings would increase due to lower depletion expense. Likewise, if reserves are revised downward, earnings would decrease due to higher depletion expense or due to a ceiling test write-down.

Full Cost Ceiling Limitation

Under the full cost method, we are subject to quarterly calculations of a ceiling or limitation on the amount of our oil and gas properties that can be capitalized on our balance sheet. If the net capitalized costs of our oil and gas properties exceed the cost center ceiling, we are subject to a ceiling test write-down to the extent of such excess. If required, it would reduce earnings and impact stockholders’ equity in the period of occurrence and result in lower amortization expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. However, the associated prices of oil and natural gas reserves that are included in the discounted present value of the reserves do not require judgment. The ceiling calculation dictates that prices and costs in effect as of the last day of the quarter are held constant. However, we may not be subject to a write-down if prices increase subsequent to the end of a quarter in which a write-down might otherwise be required. If natural gas and oil prices decline, even if for only a short period of time, or if we have downward revisions to our estimated proved reserves, it is possible that write-downs of our oil and gas properties could occur in the future.

Costs Withheld From Amortization

Unevaluated costs are excluded from our amortization base until we have evaluated the properties associated with these costs. The costs associated with unevaluated leasehold acreage and seismic data and wells currently drilling are initially excluded from our amortization base. Leasehold costs are either transferred to our amortization base with the costs of drilling a well on the lease or are assessed quarterly for possible impairment or reduction in value. Leasehold costs are transferred to our amortization base to the extent a reduction in value has occurred

In addition, a portion of incurred (if not previously included in the amortization base) and future development costs associated with qualifying major development projects may be temporarily excluded from amortization. To qualify, a project must require significant costs to ascertain the quantities of proved reserves attributable to the properties under development (e.g., the installation of an offshore production platform from which development wells are to be drilled). Incurred and future costs are allocated between completed and future work. Any temporarily excluded costs are included in the amortization base upon the earlier of when the associated reserves are determined to be proved or impairment is indicated.

Future Development and Abandonment Costs

Future development costs include costs incurred to obtain access to proved reserves such as drilling costs and the installation of production equipment. Future abandonment costs include costs to dismantle and relocate or dispose of our production platforms, gathering systems and related structures and restoration costs of land and seabed. We develop estimates of these costs for each of our properties based upon their geographic location, type of production structure, well depth, currently available procedures and ongoing consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. We review our assumptions and estimates of future development and future abandonment costs on an annual basis.

The accounting for future abandonment costs changed on January 1, 2003 with the adoption of SFAS No. 143. This new standard requires that a liability for the discounted fair value of an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Holding all other factors constant, if our estimate of future abandonment and development costs is revised upward, earnings would decrease due to higher DD&A expense. Likewise, if these estimates are revised downward, earnings would increase due to lower DD&A expense.

RESULTS OF OPERATIONS

Three Months ended March 31, 2006 versus Three Months ended March 31, 2005

Oil and gas revenues for the three-month period ended March 31, 2006 were $160,000 as compared to $1,360,000 for the same period in 2005. The significant decrease in revenues is due mainly to well management services delivered in 2005 of $1,045,000, and to a much lesser degree, a decrease in expected production of natural gas production during the first quarter of 2006, due to infrastructure improvements of gas gatherers in North Texas, and well repairs in South Texas.

Costs of oil and gas revenues for the three-month period ended March 31, 2006 increased $35,000 to $105,000 as compared to $70,000 for the corresponding period ended March 31, 2005. This increase is the result of increased lease operating expenses as we repaired wells in South Texas and increased depletion costs (a non-cash expense) due to an increased depletion rate.

General and administrative expenses for the three months ended March 31, 2006 were $390,000, a $598,000 decrease as compared to $988,000 for the corresponding period in 2005. This decrease is due to reduced requirements of well management services, and tighter management controls.

Depreciation and depletion increased by $19,000 to $48,000 for the three months ended March 31, 2006, due to an increased rate in 2006 of $.0011 from a rate of $.0005 for 2005. Production during 2006 was 5,976 EBO an increase of 112 EBO from 5,864 EBO for 2005.

The net loss for the three months ended March 31, 2006 was $357,000 as compared to net income of $300,000 for the same period in 2005. The reduced income was primarily due to decreased revenues, which was offset by reduced general and administrative expenses, due to reduced requirements of well management services, and tighter management controls.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

We accomplished the following financial and operating results from 2004 to 2005:

1.     Grew the standardized measure of discounted future net cash flows by over $140,448,000, or 203%, primarily through development and acquisition. We acquired properties with substantial proved reserves. Management continues to evaluate, and pursue good values in potential reserves, primarily in natural gas.

2.     Grew total revenues by $1,229,000 or 107% primarily as a result of providing well management services of approximately $1,564,000. During 2006, we have subsequently decreased the well management services we provide as there is not a large enough market for such services

3.     Grew EBO sold by 12,331 EBO or 153% primarily through development of existing wells. We continue on a regular basis to try and expand our current production by improving the delivery systems.

4.  Reduced current year loss by $140,000 or an improvement of 10%. By the actions of management previously cited, produced positive results for the Company.

5. Improved cash flow from operations by $148,000 or 24% to $773,000. Increased sale prices, and increased production, coupled with the sale of investment property, resulted in improved cash flow from operations.

General and administrative costs were increased by 154% to $4,386,000 for 2005 from $1,727,000 for 2004. The increases in general and administrative expenses increased primarily due to costs associated with pursuing new ventures.

Depreciation and depletion increased from $160,000 in 2004 to $200,000 in 2005. This increase is predominately due to increased production, generating increased depletion costs. Depletion rates were $0.0038 per MCF for 2004, and $0.0074 per MCF for 2005.

Other income (expenses) improved due to the sale of short term investment property with no cost basis.  Such basis had been written down on the sale of 85% of the property in August of 2004.  The Company was able to sell investment property to generate cash flow.

Although we had a loss of $1,160,000 for the year ended December 31, 2005, this reflects an improvement of 11% from the 2004 loss of $1,300,000. The change is due primarily from management’s decisions with respect to the choice of wells to be developed, sales of deep mineral rights that we were not intending to develop, and tighter costs controls and to a much lesser extent an increase in sale prices. We continue to evaluate all possible avenues to improve results, including, but not limited to, continued well expansion, sales of certain mineral rights, continued well management services, and tighter management controls.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

The Company accomplished the following financial and operating results from 2003 to 2004:

1.     Grew reserves by over $82,040,000, or 407% primarily through development and acquisition.

                2.     Grew gross revenues by $1,045,000 or 968% primarily through the sale of deep mineral rights.

3.     Grew MCF sold by 24,331 MCF or 101% primarily through development of existing wells.

4.     Reduced general and administrative expenses by $529,000 or 23% primarily through tighter management controls.

Our operating revenues increased by $1,045,000 from the prior year of $108,000, generating 2004 revenues of $1,153,000. This increase was the result of, consideration received for deep mineral rights on leased land in zones that we did not intend to explore as well as, increased production in 2004 of approximately 48,360 MCF from 24,029 in 2003 representing an increase of 24,331 MCF of 101%.

We maintained certain participation rights on the same lands in which the sale of deep mineral rights were sold, and our management believes that these lands will generate revenues in 2005.

Our general and administrative costs were reduced by 23% to $1,727,000 for 2004 from $2,256,000 for 2003. These reductions were primarily the result of, tighter management controls that generated reduced professional fees, travel, and administrative expenses.

  Depreciation and depletion increased from $109,000 in 2003 to $160,000 in 2004. This increase is predominately due to increased production, generating increased depletion costs. Depletion rates were $1.34 per MCF for 2003, and $0.00038 per MCF for 2004.

Although we had a loss of $1,300,000 for the year ended December 31, 2004, this loss reflects an improvement of 45% from the 2003 loss of $2,346,000. The change is due primarily from management’s decisions with respect to the choice of wells to be developed, sales of deep mineral rights that we were not intending to develop, and tighter costs controls and to a much lesser extent an increase in sale prices. We continue to evaluate all possible avenues to improve results, including, but not limited to, continued well expansion, sales of certain mineral rights, continued well management services, and tighter management controls.

LIQUIDITY AND CAPITAL RESOURCES

Three Months ended March 31, 2006 versus Three Months ended March 31, 2005

We require additional capital resources in order to undertake the continued expansion of our current production base. To that end, we are currently carrying on conversations with potential investors. We plan to continue to raise capital through the private placement of our common stock, debt, and, possibly through the public sale of our securities. Our management intends to use the proceeds from the issuance of debt or any equity sales to further develop oil and gas reserves in the United States and in Israel. We believe that these actions will enable us to carry out our business plan.

As of March 31, 2006, current liabilities exceeded current assets by $3,040,000 and we had a net loss of $357,000 for the three months ended March 31, 2006 as well as net losses experienced in previous years. Although we have increased our negative working capital position by $183,000 in the first three months of 2006 and although we have an accumulated deficit of $18,333,000 at March 31, 2006, total stockholders’ equity was $18,197,000. Additionally, we are currently in negotiations with certain lending institutions and private parties to secure additional funding for our production base.  Management is also continuing to focus on reducing our expense items. In conjunction with these efforts, management believes that we will be able to reverse the negative trends mentioned above within reasonable periods of time. However we can provide no assurance that we will be able to obtain sufficient funding or generate sufficient cash flows to fund our operations.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

As of December 31, 2005, our current liabilities exceeded our current assets by $2,857,000 and we experienced net losses of $1,160,000 and $1,300,000 for the years ended December 31, 2005 and 2004, respectively.  Although we have an accumulated deficit of $17,976,000 at December 31, 2005, total stockholder' equity is $18,554,000.  We have entered into a partnership agreement, which provides the capital to complete a substantial portion of our undeveloped property. We will retain a 25% working interest in the completed wells.  Additionally, we are currently negotiating with certain lending institutions to secure additional funding for the expansion of wells.  Also, $1,838,000 of current liabilities at December 31, 2005 is with related parties, who have a vested interest in our continuation and therefore we hope and expect to be able to either pay these when due or achieve extensions. Current operational cash flow continues to grow as our wells become more productive and the price per MCF we receive increases. Management intends to use the proceeds from the above sources to further develop oil and gas reserves in the United States and in selected foreign countries or in Israel exclusively.  To a lesser extent, management is continuing to improve on efficiencies to be gained in the various general and administrative expense items.  In conjunction with these efforts, along with the increased production from oil and gas reserves, management believes that we will be able to reverse the net losses mentioned above.  Based upon these conditions Management believes any substantial doubt about our ability to continue as a going concern has been alleviated for a reasonable period of time.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

As of December 31, 2004, our current liabilities exceeded our current assets by $2,002,000 and we experienced net losses of $1,300,000 and $2,346,000 for the years ended December 31, 2004 and 2003, respectively. Although we have an accumulated deficit of $16,816,000 as of December 31, 2004, our total stockholders’ equity is $17,376,000. We, through one of our subsidiaries, entered into an agreement to complete three wells in South Texas for $2,550,000. Additionally, we are currently in negotiations with certain lending institutions to secure additional funding for the expansion of wells. Also, $1,322,000 of current liabilities at December 31, 2004 is with related parties, who have a vested interest in our continued operations. Our current operational cash flow continues to grow as our wells improve production, and due to increases in the price per MCF we received. To a lesser extent, we are continuing to improve on efficiencies to be gained in the general and administrative expense items. In conjunction with these efforts, we believe that we will be able to reverse the negative trends mentioned above.

Income Tax Matters

We had loss carry forwards totaling approximately $12,877,000 as of December 31, 2005. Our resources and professional staff are limited, and as we have no taxes due, we have not yet filed our 2005 federal income tax return to determine the amount of the loss carryforward as of December 31, 2005. There can be no assurance that we will be profitable in the future and the Company may, or may not be able to utilize any of the carryforward. Accordingly, the Company has recorded a valuation allowance against the net deferred tax asset. The net operating loss carryforwards expire as follows:

Year Expiring	(000 omitted)
2011	$ 1
2012	2
2018	104
2019	1,991
2020	2,532
2021	1,390
2022	2,071
2023	2,331
2024	1,295
2025	1,160
Total	$ 12,877

Off-Balance Sheet Arrangements

      We do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structure finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as part of our ongoing business. As of June 28, 2006, we were not involved in any unconsolidated SPE transactions.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and all positions currently held by each person who may be one of our executive officer and/or directors:

Name                                                                                      Age                                                               Position(s) and Office(s)
Shannon “Sha” K. Stephens                                               43                          President, Chief Executive Officer and Director
Judson F. “Rick” Hoover                                                     48                                                                                   Chief Financial Officer and Director
Mark Bassham                                                                       46                                                                                            Director
Richard Nash                                                                        61                                                                                                        Director

Shannon “Sha” K. Stephens was appointed as President, C.E.O. and Director on May 30, 2003. Prior thereto, from July 2002, he headed the Ft. Worth Basin Field operations for Aruba Petroleum, Inc., an independent oil and gas company. He specifically worked the Barnett Shale operation in North Central Texas. His duties included all aspects of oil and gas operations from landowner negotiations to staking and platting locations, drilling supervision, completions, pipeline projects and gas allocation. From April 2001 until July 2002, he was President of CenTex Oilfield Services, Inc., a private oil and gas company he owned that operated wells in Texas, Oklahoma, Louisiana and Mississippi. From June 1999 to April 2001, he was President and Chief Operating Officer of Comanche Energy, Inc., a publicly traded oil and gas company. From February 1996 to approximately June of 1999, he was President of Sha Stephens, Inc., specializing in drilling, completion, workovers, production, acquisitions, gas compression and transportation.

Judson F. “Rick” Hoover, became our CFO in December, 2004. He received his Bachelor of Science degree in Business from Regis University, with a minor in Economics. Shortly after that he received his Certificate of Public Accounting in the State of Colorado. He has extensive experience in financial matters, mergers, acquisitions, restructuring. From March, 1997, Mr. Hoover has owned and operated a real estate and business consulting company.

Richard Nash, has served on our board of directors since December 1, 2001, he received a Bachelor of Science degree in 1970 from East Texas State University. He earned a Masters of Education degree from the same institution in 1971. In 1980, Mr. Nash was awarded a Doctor of Education degree from Texas A&M University — Commerce. Mr. Nash has been pastor of the Victory Temple Church in Enloe, Texas since 1988. Victory Temple is associated with The Living Way Ministries, Willow Park, Texas. During the past five years, Mr. Nash, who is retired from school administration, has assisted Mr. Hayseed Stephens in his ministry in South Africa, as well as in Israel. From 1980 to 1994, Mr. Nash was Assistant Superintendent of Prairieland Integrated School District until his retirement.

Mark Bassham, has served on our board of directors since December 1, 2001, he is a veteran Texas peace officer with 18 years’ experience and is also a minister of the gospel. He holds the distinction of being the youngest person ever to be elected to the position of local county sheriff, in Hopkins County, where he served until 1990, before being commissioned by the Texas Department of Public Safety as a Special Texas Ranger. In 1990, Mr. Bassham joined the Texas and Southwestern Cattle Raisers’ Association as an investigator. Assigned to a twelve county District in Northeast Texas, he investigated all types of agricultural crimes. As Associate Pastor at Victory Temple Church in Enloe, Texas he heads the church’s cattle project with Canaan Land Restoration of Israel, Inc. This project will aid the State of Israel in establishing a beef cattle industry in the Holy Land.

Audit Committee

We did not have a formal audit committee in 2004 and 2005 because we did not have any independent directors. Our entire board of directors serves as our audit committee. We are in the process of searching for independent directors, as well as an audit committee financial expert, but as of yet have not had success in locating suitable, qualified directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
	Securities Other Annual				All Other Underlying Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	shares - issued for services rendered	($)

Shannon “Sha” Stephens (1) Chief Executive Officer	2005 2004 2003	$175,000 $120,299 $83,333	-- -- --	-- -- --	1,019,491 731,225 --	-- -- --
Judson F. “Rick” Hoover (2) Chief Financial Officer	2005 2004 2003	$104,544 $8,712 --	-- -- --	-- -- --	644,491 -- --	-- -- --
Robert Nash	2004 2003 2002	-- -- --	-- -- --	-- -- --	850,000 -- 345,000	-- -- --
Mark Bassham	2004 2003 2002	-- -- --	-- -- --	-- -- --	700,000 110,000 5,000	-- -- --

(1) Shannon “Sha” Stephens was employed in May 2003.
(2) Judson F. “Rick” Hoover was employed in December 2004.

Options

There were no options granted in 2005 and there are currently no options or other rights outstanding.

Compensation

Employment Agreements

The Company has an employment agreement with Rick Hoover and Ples Pillary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, no par value, as of based on information available to us by (I) each person who was, as of June 26, 2006, known by us to own more than 5% of the outstanding common stock based upon reports filed by such persons within the Securities and Exchange Commission; (ii) each of our directors; (iii) each of the Named Executive Officers; and (iv) all of our officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
5% Beneficial Owners
Mary Gene Stephens(2) 4201 East I-20 Service Road Willow Park Texas 76087	19,016,740	11.1%
Stacey Stephens 4201 East I-20 Service Road Willow Park Texas 76087	17,837,774	10.5%
Executive Officers and Directors
Shannon K “Sha” Stephens 4201 East I-20 Service Road Willow Park Texas 76087	17,837,775	10.5%
Judson F. “Rick” Hoover 4201 East I-20 Service Road Willow Park Texas 76087	644,491	0.4%
Mark Bassham 4201 East I-20 Service Road Willow Park Texas 76087	715,000	0.4%
Richard Nash 4201 East I-20 Service Road Willow Park Texas 76087	1,205,000	0.7%
Directors and Executive Officers as a Group (4 individuals)	20,402,266	12.0%

(1)	Percentage of ownership is based on 170,621,811 shares of common stock outstanding on May 15, 2006.
(2)	Wife of the deceased Hayseed Stephens and mother of Shannon “Sha” Stephens.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Washington Business Corporation Act, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Whitley Penn LLP, our independent registered public accounting firm, on accounting and financial disclosure matters during the two most recent fiscal years and any later interim period.

EXPERTS

The financial statements of Ness Energy International, Inc. appearing in this Prospectus and Registration Statement have been audited by Whitley Penn LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “Expert” or “Counsel” as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in us.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act with respect to the shares of common stock being offered by means of this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the SEC. You can read our files, including this registration statement, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we file with the SEC at its public reference facility at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549 and at the SEC’s regional offices. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at1-800-SEC-0330 for further information on the operation of the public reference facilities.

FINANCIAL STATEMENTS
Ness Energy International, Inc. and Subsidiaries
Consolidated Balance Sheet
(In thousands, except share amounts)
March 31, 2006
(Unaudited)

Assets
Current Assets:
Cash	$78
Accounts receivable - trade	429
Accounts receivable - related parties	350
Other current assets	89

Total Current Assets	946
Property and Equipment:
Property and equipment, net	1,748
Oil and gas properties - full cost method:
Oil and gas properties, unproved	2,248
Oil and gas properties, proved	13,938

Total oil and gas properties	16,186
Less accumulated depreciation and depletion	(201)

Net oil and gas properties	15,985

Total Property and Equipment	17,733
Goodwill	3,724

Total Assets	$22,403

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$2,270
Accounts payable - related parties	1,669
Current portion - long term debt	47

Total Current Liabilities	3,986
Asset retirement obligations, non-current	92
Long-term debt	128
Contingencies	--
Stockholders' Equity:
Preferred stock, $0.10 par value 10,000,000 shares authorized, none issued	--
Common stock, no par value, 500,000,000 shares authorized, 168,621,855 shares
issued and outstanding	36,530
Accumulated deficit	(18,333)
Total Stockholders' Equity	18,197

Total Liabilities and Stockholders' Equity	$22,403

See notes to consolidated financial statements.

Ness Energy International, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, except share and per share amounts)
Three Months Ended March 31,
(Unaudited)
	2006	2005
Revenues:
Oil and gas revenues	$160	$1,360

Cost of Revenues:
Lease operating expenses	55	38
Production taxes	2	2
Compression expenses	--	1
Depreciation and depletion	48	29

Total Cost of Revenues	105	70

Gross Profit	55	1,290

General and administrative expenses	390	988

Operating income (loss)	(335)	302
Other Income (Expense):
Interest expense	(22)	(2)

Income (Loss) Before Income Taxes	(357)	300
Income Taxes	--	--

Net Income (Loss)	$(357)	$300

Net Income (Loss) Per Weighted Average Share--Basic and Diluted:	$(.00)	$.00

Weighted Average Shares Outstanding	168,621,855	152,129,793
See notes to consolidated financial statements.

Ness Energy International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
Three Months Ended March 31,
(Unaudited)
	2006	2005
Cash Flows From Operating Activities
Net income (loss)	$(357)	$300
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities: Depreciation and depletion	48	29
Stock issued for services	--	416
Loss from investment in unconsolidated partnerships	29	--
Changes in operating assets and liabilities: Accounts receivable - trade	47	(197)
Accounts receivable - related parties	--	86
Other current assets	(4)	--
Accounts payable and accrued expenses	189	(289)
Accounts payable - related parties	(169)	294
Net Cash Provided By (Used In) Operating Activities	(217)	639

Cash Flows From Investing Activities
Proceeds from sales of working interest	104	--
Capital expenditures	--	(458)
Net Cash Provided By (Used In) Investing Activities	104	(458)

Cash Flows From Financing Activities
Repayments on long term debt	(7)	(6)
Proceeds received from sale of common stock	--	136

Net Cash Provided By (Used In) Financing Activities	(7)	130

Net Change in Cash	(120)	311
Cash at Beginning of Period	198	103

Cash at End of Period	$78	$414

See notes to consolidated financial statements.

Basis of Presentation

The accompanying unaudited consolidated financial statements for the three−month periods ended March 31, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10−QSB and Regulation S−B and reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. The foregoing financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no aterial change in the information disclosed in the notes to consolidated financial statements for the year ended December 31, 2005 included in the Company's Annual Report on Form 10−KSB filed with the Securities and Exchange Commission. The interim unaudited consolidated financial statements should be read in conjunction with the annual financial statements and accompanying notes. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

Going Concern

The accompanying consolidated financial statements have veen prepared assuming that the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent on the successful implementation of its business plan, obtaining additional capital, and generating sufficient revenues and cash flows. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The time required for the Company to become profitable is highly uncertain, and we cannot be assured that it will achieve or sustain profitability or generate sufficient cash flow from operations to meet planned capital expenditures and working capital needs. The ability to obtain additional financing from other sources depends on many factors beyond the control of the Company, including the state of the capital markets and the prospects for business growth. The necessary additional financing may not be available or may be available only on terms that would result in further dilution to the current owners of the Company's common stock. The consolidated financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities which may result from the inability of the Company to continue as a going concern. However, the Company believes that its existing cash, the improving oil and gas industry, possible negotiated private sales of the Company's common stock, together with anticipated cash flows from operations and possible borrowings, if necessary, will be sufficient to meet its cash requirements during the next 12 months. The foregoing statement regarding the Company's expectations for continued liquidity is a forward−looking statement, and actual results may differ materially depending on a variety of factors, including variable operating results, difficulty borrowing or selling securities or presently unexpected uses of cash, such as for acquisitions, or to fund operating losses.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ness Energy International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Ness Energy International, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ness Energy International, Inc. and subsidiaries at December 31, 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Whitley Penn LLP

Fort Worth, Texas
March 3, 2006

Ness Energy International, Inc. and Subsidiaries
Consolidated Balance Sheet
(Rounded to thousands, except share amounts)
December 31, 2005
Assets
Current Assets:
Cash	$ 198
Accounts receivable - trade	476
Accounts receivable - related parties	350
Other current assets	85
Total Current Assets	1,109
Property and Equipment:
Property and equipment, net	1,785
Oil and gas properties - full cost method:
Oil and gas properties, unproved	2,317
Oil and gas properties, proved	13,970
Total Oil and Gas Properties	16,287
Less accumulated depreciation and depletion	(187)

Net oil and gas properties	16,100
Total Property and Equipment	17,885
Goodwill	3,724
Investments in unconsolidated partnerships	29

Total Assets	$ 22,747

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$ 2,081
Accounts payable - related parties	1,838
Current portion - long-term debt	47
Total Current Liabilities	3,966
Asset retirement obligations, non-current	92
Long-term debt	135
Stockholders’ Equity:
Preferred stock: $0.10 par value 10,000,000 shares authorized, none issued	--
Common stock, no par value, 500,000,000 shares authorized,
168,173,432 shares issued and outstanding	36,512
Common stock to be issued, 458,333 shares	18
Accumulated deficit	(17,976)
Accumulated other comprehensive income	--
Total Stockholders' Equity	18,554
Total Liabilities and Stockholders' Equity	$ 22,747

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Ness Energy International, Inc. and Subsidiaries
Consolidated Statements of Operations
(Rounded to thousands, except share amounts)
Years Ended December 31, 2005 and 2004

	2005	2004
Revenues
Well management services	$ 1,564	$ --
Oil and gas revenues	818	1,153
Total Revenues	2,382	1,153

Operating Expenses
Lease operating expenses	258	513
Production taxes	19	25
Compression expenses	--	7
Depletion and depreciation	200	160
General and administrative expenses	4,386	1,727
Total Operating Expenses	4,863	2,432
Operating loss	(2,481)	(1,279)

Other Income (Expenses)
Interest expense	(78)	(2)
Interest expense - related party	--	(32)
Other income (expense)	(1)	13
Gain on sale of investment property	1,400	--
Net Loss Before Other Comprehensive Income	(1,160)	(1,300)

Unrealized losses on marketable equity securities, net of tax effect of $0	(10)	(52)

Comprehensive Net Loss	$ (1,170)	$ (1,352)
Net Loss Per Weighted Average Share
Net loss per share - basic and diluted	$ (0.01)	$ (0.01)
Weighted average shares	159,024,548	134,431,683

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Ness Energy International, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
(Rounded to thousands, except share amounts)
Years Ended December 31, 2005 and 2004

	Common Stock		Common Stock to	Paid-In	Accumulated	Accumulated Other Comprehensive	Deferred
	Shares	Amount	be issued	Capital	Deficit	Income	Consulting	Total
Balance January 1, 2004	99,478,980	$21,528	$-	$32	$(15,516)	$62	$(828)	$5,278

Issuance of common stock for:
Future services	8,943,873	3,073	-	-	-	-	(2,520)	553
Oil and gas property	2,726,733	651	-	-	-	-	-	651
Services	3,061,243	636	-	-	-	-	-	636
Cash	542,922	144	-	-	-	-	-	144
Shares issued in acquisition of subsidiaries	1,900,000	765	-	-	-	-	-	765
Shares issued to extinguish related party debt	33,766,533	11,542	-	-	-	-	-	11,542
Retirement of stock issued for deferred consulting	-	(4,157)	-	-	-	-	3,348	(809)
Retirement of stock purchase warrants	-	-	-	(32)	-	-	-	(32)
Net change in unrealized appreciation on securities available for sale, net of tax effect of $0	-	-	-	-	-	(52)	-	(52)
Net loss	-	-	-	-	(1,300)	-	-	(1,300)
Balance December 31, 2004	150,420,284	34,182	-	-	(16,816)	10	-	17,376

Issuance of common stock for:
Outside Services	10,092,320	1,890	-	-	-	-	-	1,890
Cash	2,720,213	214	-	-	-	-	-	214
Employee Compensation	316,633	14	-	-	-	-	-	14
Officer Compensation	2,163,982	103	-	-	-	-	-	103
Director Compensation	2,460,000	109	-	-	-	-	-	109
Net change in unrealized appreciation on securities available for sale, net of tax effect of $0	-	-	-	-	-	(10)	-	(10)
Common stock to be issued	-	-	18	-	-	-	-	18
Net loss	-	-	-	-	(1,160)	-	-	(1,160)
Balance December 31, 2005	168,173,432	$36,512	$18	$-	$(17,976)	$-	-	$18,554

31
F-

Ness Energy International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Rounded to thousands)
Years Ended December 31, 2005 and 2004

	2005	2004
Cash Flows From Operating Activities
Net Loss	$(1,160)	$(1,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	200	160
Accretion of interest on asset retirement obligations	4	6
Impairment of goodwill	36
Stock issued for services	2,134	636
Retirement of stock issued for deferred consulting, net	--	(809)
Gain on sale of investment property	(1,400)	--
Change in operating assets and liabilities: Accounts receivable - trade	(382)	(74)
Accounts receivable - related parties	(258)	--
Other current assets	(50)	59
Accounts payable and accrued expenses	1,133	746
Accounts payable - related parties	516	1,168
Asset retirement obligations	--	33

Net Cash Provided By Operating Activities	773	625
Cash Flows From Investing Activities
Capital expenditures	(2,212)	(451)
Investment in unconsolidated partnership	(29)	--
Proceeds from sale of investment properties	1,400	--
Net Cash Used In Investing Activities	(841)	(451)
Cash Flows From Financing Activities
Repayments on long-term debt	(51)	(571)
Proceeds received from sales of common stock	214	144
Net Cash Provided By (Used In) Financing Activities	163	(427)
Net Change in Cash	95	(253)
Cash at Beginning of Year	103	356
Cash at End of Year	$198	$103

NESS ENERGY INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE 1. NATURE OF BUSINESS, ORGANIZATION AND BASIS OF PRESENTATION

(a) Organization

Ness Energy International, Inc. and subsidiaries ("Ness" or the "Company") is incorporated under the laws of the State of Washington.  The Company's principal business is the acquisition, either alone or with others, of interests in proved or unproved oil and gas leases, and exploratory and development drilling.  This includes but, is not limited to exploitation, development, and well service management.  The Company presently owns oil and gas interests in the state of Texas as well as internationally, directly or indirectly, in the nation of Israel.  The Company is a consolidated entity consisting of Ness, which is the parent company, and its wholly-owned subsidiaries, Hesed Energy International, Inc. ("Hesed"), Ness of Texas, Inc. ("Ness of Texas"), Ness Operating of Texas, Inc., ("Ness Operating"), RockOil Energy of Texas, Inc., Lahava Neft and Gas Ltd ("Lahava"), Ness Energy of Israel, Inc. ("Ness Israel"), Equital Management Ltd. ("Equital"), and Modi'in Energy Management (1192) Ltd. (90% owned by the Company).  Ness has expended significant time and resources to develop business in the potential oil and gas properties in Israel completing work in the Lahava field and currently marking the gas production for potential sale to adjacent Kibbutz consumers.  Ness was certified by the State of Israel as a Petroleum Works Contractor and is therefore able to develop and exploit mineral deposits in the area.  The Company is actively pursuing oil and gas exploration in Israel.  The Corporate offices of the Company are located in Willow Park, Texas.

(b) Management's Plans

As of December 31, 2005, the Company's current liabilities exceed its current assets by $2,857,000 and the Company has experienced net losses of $1,160,000 and $1,300,000 for the years ended December 31, 2005 and 2004, respectively.  Although the Company has an accumulated deficit of $17,976,000 at December 31, 2005, total stockholder' equity is $18,554,000.  The Company has entered into a partnership agreement, which provides the capital to complete a substantial portion of the Company's proved undeveloped property. The Company will retain a 25% working interest in the completed wells.  Additionally, the Company is currently negotiating with certain lending institutions of to secure additional funding for the expansion of wells.  Also, $1,838,000 of current liabilities at December 31, 2005 is with related parties, who have a vested interest in the continuation of the Company.  Current operational cash flow continues to grow as the wells improve production, and due to increases in the price per MCF received by the Company.  Management intends to use the proceeds from the above sources to further develop oil and gas reserves in the United States and in selected foreign countries.  To a lesser extent, management is continuing to improve on efficiencies to be gained in the various general and administrative expense items.  In conjunction with these efforts, along with the increased production from oil and gas reserves, management believes that the Company will be able to reverse the negative trends mentioned above.  Based upon these conditions any substantial doubt bout the Company's ability to continue as a going concern has been alleviated for a reasonable period of time.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Depletion was calculated based on engineers’ estimates of reserves and the proved and unproved properties were evaluated based on their future potential. It is reasonably possible that these estimates may change materially in the near term.

Principles of Consolidation

The consolidated financial statements include the accounts of Ness and its wholly-owned and majority-owned subsidiaries, two of which operate in foreign countries, since the date of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

Financial Instruments

The carrying value of the Company's financial instruments other than the long-term debt approximates fair value due to their short maturities.  The carrying value of long-term debt approximates fair value based on discounting the projected cash flows using market rates available for similar instruments or they bear market rates of interest.

Cash

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash.

Investments in Securities

The Company follows Statement of Financial Accounting Standards (“SFAS”) 115, Accounting for Certain Investments in Debt and Equity Securities, issued by the Financial Accounting Standards Board. In accordance with SFAS 115, the Company’s investments in securities are classified as follows:

Trading Securities — Investments in debt and equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

Securities to be Held to Maturity -- Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

Securities Available for Sale — Securities available for sale consist of debt and equity securities not classified as trading securities nor as securities to be held to maturity. All of the Company’s investments in securities are classified as available for sale. Unrealized holding gains and losses on securities available for sale are reported as a net amount in accumulated other comprehensive income within stockholders’ equity, net of income tax effects, until realized. Gains and losses on the sale of securities available for sale are determined using the specific identification method.

Accounts Receivable

The Company recognizes receivables for oil and gas production to be received from the operator of its properties. As such, the Company is subject to the risk of loss from uncollectible accounts due to economic conditions and other factors.

The Company has not provided an allowance for doubtful accounts. A significant portion of the Company’s receivables are from customers that are highly capitalized and are considered by management to be a very low credit risk, and all receivables considered doubtful have been charged to current operations. It is management’s opinion that no additional material amounts are doubtful of collection.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line basis over the estimated useful lives of the assets as follows:

Buildings	30 years
Transportation equipment and vehicles	5 years
Furniture, fixtures and equipment	3-5 years

Long-lived Assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on such assets are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or fair value less cost to sell.

Oil and Gas Properties

The Company uses the full cost method of accounting for its oil and gas producing activities, which are located in Texas. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized. Depletion rates were $0.00074 and $.00038 per MCF for 2005 and 2004, respectively.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is removed from the capitalized costs to be amortized. No impairment was required in 2005 or 2004.

In addition, the capitalized costs are subject to a “ceiling test,” which basically limits such costs to the aggregate of the “estimated present value,” discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. As capitalized costs do not exceed the estimated present value limitation, the accompanying consolidated financial statements do not include a provision for such impairment of oil and gas property costs for the years ended December 31, 2005 and 2004.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonment of properties are recognized as an expense in the period of abandonment and accounted for as adjustments of capitalized costs.

Goodwill

Goodwill represents the excess of the purchase price of net assets acquired over the fair market value of such assets at the date of acquisition. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans, and future cash flows. If the carrying value of the reporting unit exceeds the fair value of that reporting unit, an impairment loss is recognized in an amount equal to the excess. For the year ended December 31, 2005, the Company recognized $36,000 of impairment related to Goodwill.  No impairment of goodwill was recorded as of December 31, 2004.

Asset Retirement Obligations

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, the Company recognizes the fair value of the liability for an asset retirement obligation, which is recorded in the period in which it is incurred and the corresponding cost is capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated or depleted over the useful lives of the respective asset. If the liability is settled for an amount other than the recorded amount, a gain or loss would be recognized at such time.

Comprehensive Income

The Company reports comprehensive income in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for reporting and presenting comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) consists of net income (loss) and net unrealized gains (losses) on securities and is presented in the statement of changes in stockholders’ equity. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company’s financial position or results of operations.

Foreign Currency Translation

All assets and liabilities in the balance sheet of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. All revenues and expenses in the statements of operations of these foreign subsidiaries are translated at average exchange rates for the year. Translation gains and losses are not included in determining net income (loss) but are reflected in accumulated other comprehensive loss in the stockholder’s equity section of the accompanying consolidated balance sheet. Foreign currency transaction gains and losses are included in determining net income and were not significant.

Revenue Recognition

Oil and gas production sales are recorded upon receipt of remittance advices from purchasers of the production and based on estimated production sales and related production taxes at the consolidated financial statement date. Such estimates take into consideration production volumes, revenue interests, sales price histories and appropriate reductions. At the time sales are recognized the Company typically has a contract to deliver a specified product, at a specified location, at a specified price.

Income Taxes

Deferred taxes are recognized for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Contracts Settled in the Company’s Common Stock

For financial instruments entered into after May 31, 2003, the Company has classified all instruments applicable under the scope of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as liabilities. The financial instruments issued by the Company after May 31, 2003 fall under the scope of the above statement due to the underlying contracts are financial instruments other than outstanding shares that embody a conditional obligation that the Company must settle by issuing its own equity shares, and, the value of the obligation is based solely on a fixed monetary amount known at inception. At December 31, 2003, $11,637,000 was recognized in current liabilities pursuant to such financial instruments. The contract was completed with the issuance of shares of the Company’s common stock during 2004, net of settlement of a receivable from a related party of $95,000. The fair value of the shares issued was $11,542,000. The Company had no such liabilities at December 31, 2005.

Securities Issued for Property and Services

The Company accounts for issuances of its shares of common stock for property under the fair value method. For shares issued for services, the fair market value of the Company’s common stock on the date of stock issuance is used. The Company has adopted SFAS No. 123(R), Share Based Payments. The statement  requires stock-based compensation transactions to be accounted for based on the fair value of the services rendered, property received, or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value method generally recognizes expense to the extent of the fair market value for the shares exchanged, after taking into account various factors such as but not limited to, the volatility, transferability, and market conditions, that existed at the grant date. The Company does not currently differentiate between employee and non-employee recipients of these stock transactions.

Basic Loss Per Common Share

The loss per common share has been computed by dividing the net loss by the weighted average number of shares of common stock outstanding throughout the year. The effect of any conversion of convertible debt, warrants, or common stock subscriptions has not been included as doing so would be anti-dilutive.

New Accounting Pronouncements Standards Implemented

On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payments (“SFAS No. 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative.

SFAS No. 123(R) permits public companies to adopt its requirements using one of the two following methods:

1)  A "modified prospective method in which compensation cost is recognized beginning with the effective date (a)based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.

2)  A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro-forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company has chosen to early adopt SFAS No. 123(R) effective January 1, 2005, using the modified prospective approach.

NOTE 3. SUPPLEMENTAL CASH FLOW INFORMATION

The Company made cash payments of interest expense of $45,000 to related parties 2004, respectively. No such interest payments were made in 2005. No income taxes were paid to the US Government during the years ended December 31, 2005 and 2004. There was a payment of approximately $1,000 to the Israeli Government for their value added tax for the year ended December 31, 2005.

Non-cash investing and financing activities for the years ended December 31, 2005 and 2004 are as follows:

In 2004 the Company issued 2,726,733 shares of its common stock for the acquisition of oil and gas leases. The cost of the leases was recorded at the average stock price on the date of issuance reflecting capital cost of $651,000.

In connection with the acquisition of Lahava and Equital, (see Note 12), the Company issued 1,900,000 shares of common stock with a fair value of $765,000, which resulted in an increase to goodwill of $637,000.

At December 31, 2003, the Company had $11,637,000 recorded in current liabilities as accounts payable - related parties. During 2004, the Company issued 33,766,533 shares with a fair value of $11,542,000 as a non-cash settlement of the amounts due to the related party. The settlement was recorded net of $95,000 in accounts receivable due from the related party (See Note 2, Contracts Settled in the Company’s Common Stock).

During 2004 the Company issued 8,943,000 shares of its common stock for consulting services to be provided in the future. During 2004, the Company retired and cancelled the shares related to the future consulting services.

The Company entered into a note payable during 2005 in connection with the acquisition of an automobile for $24,000.

During 2004 and 2005, the Company recorded a decrease in the unrealized appreciation on securities available for sale account within stockholders’ equity of $52,000 and $10,000, respectively.

NOTE 4. INVESTMENTS IN MARKETABLE SECURITIES

Equity securities held by the Company are concentrated in the common stock of one company. Prior to 2004 the Company permanently impaired the value of this stock to zero and recorded a $1,000,000 loss against earnings. At December 31, 2004, the investment had an unrealized gain of $10,000.

During 2005 the Company reduced the carrying value of the investment to zero and incurred an unrealized loss of $10,000.

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following at December 31, 2005:

Land and buildings	$1,353
Transportation equipment and vehicles	297
Drilling equipment	244
Water farm	34
Furniture and fixtures	132
Gas pipeline	139

Total Property and Equipment	2,201
Less accumulated depreciation	416

Property and Equipment, net	$1,785

Depreciation expense was $153,000 and $141,000 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6. ACCOUNTS PAYABLE — RELATED PARTIES

At December 31, 2005, accounts payable — related parties consisted of amounts due for advances from related parties, that the Company anticipates repaying out of working capital when cash flows permit.

NOTE 7. LONG-TERM DEBT

                Long-term debt consists of the following at December 31, 2005:

Mortgage note payable, bearing interest at 7.75%, with minimum monthly payments of $1,270 including interest through the maturity date of May 15, 2013, secured by buildings	$86
Automobile notes payable, bearing interest at 6%, with monthly payments of $1,262 including interest through the maturity date of October 16, 2006, secured by the financed vehicles	27
Automobile note payable, bearing interest at 8.25%, with monthly payments of $494 including interest through the maturity date of December 2010, secured by the financed vehicles	24
Automobile loans payable, bearing interest at 5.6%, with monthly payments of $2,004 including interest through the maturity date of May 7, 2007, secured by two vehicles being financed	45

Total long-term debt	182
Less current portion	47

Total long-term portion	$135

Total annual maturities of long-term debt are as follows:

2006	$ 47
2007	33
2008	31
2009	20
2010	18
Thereafter	33
Total	$ 182

 NOTE 8. ASSET RETIREMENT OBLIGATIONS

Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, the Company recognizes the fair value of asset retirement obligations for the abandonment of oil and gas producing facilities. The present value of the estimated asset retirement costs has been capitalized as part of the carrying amount of the related long-lived assets. The liability has been accreted to its present value at December 31, 2005. The Company evaluated its 28 wells and has determined a range of abandonment dates between December 2006 and December 2023. The following represents the amount of the retirement obligation during the year ended December 31, 2005:

Beginning balance at January 1	$ 88
Liabilities incurred during the period	--
Liabilities settled during the period	--
Accretion of interest	4
Revisions of estimate	--
Ending balance at December 31	$ 92

NOTE 9. STOCKHOLDERS’ EQUITY

During 2005 and 2004, the Company received $214,000 and $144,000, respectively, for the issuance of 2,720,213 and 542,922 shares, respectively, of the Company’s common stock under certain private stock sales.

NOTE 10. INCOME TAXES

A reconciliation of the statutory tax rate to the Company's effective tax rates follows:

	2005	2004
Benefit at statutory rates	(34)%	(34)%
Change in valuation allowance	34%	34%

Effective rate	-%	-%

At December 31, 2005 the deferred tax assets are comprised primarily of the Company’s net operating loss carryforwards and impairment recorded on investments as follows:

Net operating loss carryforwards		$4,378
Impairment on investments		340
Other		6
Less valuation allowance		(4,724)
Net deferred tax asset	$	- -

The Company’s net operating loss carryforwards may be applied against future taxable income. The net operating loss carryforwards expire as follows:

Expiring
2011	$1
2012	2
2018	104
2019	1,991
2020	2,532
2021	1,390
2022	2,071
2023	2,331
2024	1,295
2025	1,160
Total	$12,877

                   The net change in the valuation allowance during 2005 is as follows:

Balance at beginning of year	$(4,330)
Balance at end of year	(4,724)

Net change	$(394)

NOTE 11. FOREIGN CURRENCY TRANSLATION

The consolidated financial statements include the assets, liabilities, and operations of two foreign subsidiaries, Ness of Israel, and Modi'in Management, whose statements reflect total assets of approximately $125,000 and $161,000, respectively at December 31, 2005 and total revenues of approximately $154,000 and $223,000, respectively for the year then ended. These foreign subsidiaries were not consolidated as of December 31, 2004.

NOTE 12. BUSINESS COMBINATIONS

On January 5, 2004, the Company entered into a business combination with Lahava, acquiring 100% of the partnership interests for a total of 1,500,000 shares of restricted stock. The shares were delivered to the pre-existing partners in proportion to their partnership interests. The transaction was valued based on the estimated fair value of the common stock issued of $637,000, which resulted in recorded goodwill of $637,000. This goodwill was assessed for impairment, and, evaluating the fair value of the reporting unit based on the estimated future cash flows from the unit, it was determined that no impairment of goodwill existed at December 31, 2005. The purpose of the acquisition is to obtain the licensed areas in Israel known as Zohar 300 to commence drilling in the area, of this combination the acquisition of certain lease rights of Lahava, which at the time there was not material value, until the application of management. As there were no material balance sheet accounts of Lahava to present, none are reflected here.

From May 18, 2004 through August 25, 2004, the Company issued 400,000 shares of its common stock as a down payment on the acquisition of an Israeli partnership, Equital.  The issuances have been valued at $128,000 based on the fair value of the shares at issue date. The terms of the agreement were finalized in August 2004, and consummation of the transaction took place in October 2004 (see Note 10). $220,000 in cash was paid by a related party for the benefit of the Company. Such advance is reflected as a liability to related parties. The results of operations of Equital are included in the consolidated statements of operations from the date of acquisition.

The Company is dedicated to exploring and locating untapped petroleum resources in Israel. In July 2003, the Company completed a purchase in Israel, through Ness Israel, of equipment for oil and gas exploration and production, including recovery. The equipment includes a total of approximately 29 different components and parts, including diesel engines, a drilling rig, a large truck, piping, and pumps. The purchase price was $118,000. The equipment is stored in Israel. The Company utilizes these items in its effort to develop and exploit the Israel properties. The Company is currently in its ramp-up to the exploitation of the Israeli interests and is engaged in completing the required engineering, and administrative work. The Company has, through its subsidiary Ness Israel, sold to Modi'in Partnership one half of its license in Zohar, and retains a 50% interest in the license. Ness Israel is currently selling this 50% interest in a public offering on the Tel Aviv Exchange, being undertaken by Modi'in Partnership. In 2005, Ness Energy spent $44,000 on the expansion of well operations in Israel. We expect to have positive results from this in the first half of 2006.

The Company has, through its subsidiary Ness Israel, sold to Modi'in Partnership one half of its license in Zohar, and retains a 50% interest in the license. Ness Israel is currently selling this 50% interest in a public offering on the Tel Aviv Exchange, being undertaken by Modi'in Partnership. In 2005, Ness Energy spent $44,000 on the expansion of well operations in Israel. We expect to have positive results from this in the first half of 2006.

NOTE 13. RELATED PARTY TRANSACTIONS

During 2003, the Company entered into a contract to purchase oil and gas leases from an officer for the estimated value of the properties $11,637,000 offset against amounts due from the officer of $95,000. The resultant liability was settled in the Company’s common stock in 2004 (See also Note 2, Contracts Settled in the Company’s common stock).

Accounts receivable — related parties and accounts payable — related parties at December 31, 2005 consists primarily of amounts due on certain well operations. The net amount of accounts receivable from related parties offset by amounts due to related parties is a net amount payable of $1,488,000. Such advances were primarily used for well expansion, operating expenses, and mineral leases.

In the normal course of business, the Company owns interests in various oil and gas properties in which certain stockholders and affiliates also own interests.

NOTE 14. COMMITMENTS AND CONTINGENCIES

The Company leases certain office equipment under an operating lease arrangement. Future minimum annual rent payments required under non-cancelable lease in effect at December 31, 2005, approximates $4,000 and $1,000 for the years ending December 31, 2006, and 2007, respectively.

Total lease expense approximated $4,000 for each of the years ended December 31, 2005 and 2004.

At December 31, 2005, the Company established a $50,000 letter of credit with a bank in favor of the Railroad Commission of Texas, as required by the state in order for the Company to perform oil and gas operations within the jurisdiction of the Railroad Commission.

During February 2005, the Company entered into two employment agreements with certain members of management. Each agreement is for a term of one year, and is renewable on the calendar year.  One of the agreements was renewed during February 2006.

NOTE 15. RISK CONCENTRATIONS

The Company regularly maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits provided by the U.S. Federal Deposit Insurance Corporation. As of December 31, 2005 the Company had no uninsured deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to uninsured cash deposits.

The Company sells natural gas and natural gas liquids to a limited number of purchasers. However, management believes the competitive nature of the industry, capitalized levels of purchasers, and available marketing alternatives do not make the Company dependent on any single purchaser. The Company sells it products to intermediaries, who either have, or have access to consumer delivery systems. The Company feels that in this highly competitive industry, should circumstances require other third party intermediaries would be readily available to acquire the Company’s products. Currently the Company sells its products to eight customers, the largest of which accounts for 50% of total revenues.

 NOTE 16. SUBSEQUENT EVENTS - (UNAUDITED)

In March 2006, the Company, entered into a working interest agreement with certain investors under which the Company sold a working interest to reenter twelve wells. Under the terms of the agreement, the investors have the right to acquire the entire working interest in the wells being sold by the Company for costs plus a certain percentage in exchange for 75% of the net revenues from the sale of the oil and gas produced by the wells. This should generate $1,800,000 in cash to the Company by June 15, 2006.  As wells are completed and production is sold, net income, and the related cash flow, should increase by approximately, $4,000,000 to $7,000,000 annually, for the next seven years, conservatively, based on the Company's Reserve Report.

SUPPLEMENTAL OIL AND GAS DATA (UNAUDITED)

This section provides information required by SFAS No. 69, Disclosures About Oil and Gas Producing Activities.

The Securities and Exchange Commission ("SEC") defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of petroleum reserves have been made by an independent engineer. The valuation of proved reserves may be revised in the future on the basis of new information as it becomes available. Estimates of proved reserves are inherently imprecise.

Estimated quantities of proved oil and gas reserves of the Company (all of which are located in the United States) are as follows:

	Petroleum Liquids (Bbls)	Natural Gas (Mcf)
December 31, 2005 - proved producing reserves	8,218	804,086
December 31, 2005 - proved non-producing reserves	292,845	49,331,703
December 31, 2005 - proved undeveloped	120,528	14,034,072
December 31, 2004 - proved producing reserves	7,937	418,991
December 31, 2004 - proved non-producing reserves	248,778	31,904,139
December 31, 2003 - proved producing reserves	61,183	129,309
December 31, 2003 - proved non-producing reserves	757	15,075,038

	Petroleum Liquids (Bbls)	Natural Gas (Mcf)
Reserves at December 31, 2003	61,940	15,204,347
Revisions of previous estimates	58,228	745,303
Production	(438)	(48,360)
Purchase of reserves in place	136,985	16,421,840
Reserves at December 31, 2004	256,715	32,323,130
Revisions of previous estimates	(51,477)	13,151,773
Production	(770)	(117,725)
Purchase of reserves in place	217,123	18,812,683
Reserves at December 31, 2005	421,591	64,169,861

The standardized measure of discounted estimated future net cash flows, and changes therein, related to proved oil and gas reserves for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Future cash inflows	$630,581,000	$209,942,000
Future production costs	(82,544,000)	(27,930,000)
Future development costs	(24,425,000)	(4,326,000)
Future income tax	(144,115,000)	(30,151,000)

Future net cash flows	379,497,000	147,535,000
10% annual discount	(169,807,000)	(78,293,000)

Standardized measure of discounted future net cash flows	$ 209,690,000	$69,242,000

Primary changes in standardized measure of discounted future net cash flow for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Net change in sales and transfer prices and in production costs related to future production	$96,864,000	$15,281,000
Change in estimated future development costs	(10,029,000)	(880,000)
Sales of oil and gas produced during the period , net of production costs	(1,157,000)	(319,000)
Net change due to purchase of minerals in place	70,915,000	33,097,000
Accretion of discount	--	--
Net change due to revisions in quantity estimates	27,038,000	3,425,000
Net change in income tax expense	(43,121,000)	(4,965,000)
Other - unspecified	(62,000)	320,000

	$140,448,000	$45,959,000

Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves in future years, based on year-end costs and assuming continuation of existing economic conditions.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board ("FASB") and the SEC. Because of unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes, and the fact that the bases for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows does not necessarily represent management’s assessment of future profitability or future cash flow to the Company.

The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depletion and depreciation as of December 31, 2005, is as follows (000):

	Properties (000)			Net Book
	Unproved	Proven	Depletion	Value
December 31, 2004	$1,134	$13,038	$139	$14,033
Expenditures	1,852	263	--	2,115
Reclass proven wells	(669)	669	--	--
Expensed/dry holes	--	--	48	48

December 31, 2005	$2,317	$13,970	$187	$16,100

Production
(2) Production	2004		2005
Natural Gas Per MCF
North Texas	Price	Production	Price	Production
A) Average sales price	$4.62	48,360	$6.70	59,508
B) Average production cost	$3.76		$1.95
South Texas
A) Average sales price	$4.57	15,480	$6.06	58,216
B) Average production cost	$0.96		$1.68
Oil per Barrel
North Texas
A) Average sales price	$43.56	438	$52.05	247
B) Average production cost (1)	--	--	--	--
South Texas
A) Average sales price	--	--	$52.28	523
B) Average production cost (1)	--	--	--	--
(1) Oil production is a derivative product and therefore, production costs are assigned to gas production only.

Internationally (exclusively Israel):

The Company either directly, or indirectly has the following rights in Israel:

Are	a	Type of Right (1000,s of square KM)	Name of Field
250		Lease	Med Ashdod
50		Preliminary Permit	Nir-AM
20		License	Beeri
33.8		License	Zohar

Domestically (exclusively Texas):

Schedule of Oil and Gas Properties at December 31, 2005

	Wells		Acreage
	Gross	Net	Gross	Net	Average Sales Price
Proved Producing
North Texas	20	16	5,030	3,823	$ 5.56
South Texas Reentry	3	2	368	368	5.56
Subtotal	23	18	5,398	4,191	$ 5.56

Proved Nonproducing
North Texas	--	--	7,366	7,366	$ --
South Texas Reentry	--	--	290	290	--
Subtotal	--	--	7,656	7,656	--
Company Total	23	18	13,054	11,847	$ 5.56

The reserve data represents only estimates that are based on subjective determinations. Accordingly, the estimates are expected to change, as additional information becomes available. Further, estimates of gas reserves, of necessity, are projections based on engineering and economic data. There are uncertainties inherent in the interpretation of such data, and there can be no assurance that the proved reserves set forth herein will ultimately be produced. Proved developed producing reserves are those expected to be recovered from currently producing zones under continuation of present operating methods.

31
F-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 23B.08.510 through Section 23B.08.600 of the Washington Business Corporation Act (the “Corporation Act”) address various aspects of indemnification for officers, directors or control person of a Washington corporation. Section 23B.08.560 of the Washington Business Corporation Act (the “Corporation Act”) provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitation on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 23B.08.320 of the Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving (i) acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) conduct violating Section 23B.08.310 of the Corporation Act, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

  Pursuant to Registrant’s Articles of Incorporation, the Registrant’s board of directors is authorized to adopt By-Laws expressly indemnifying Directors against claims made against them for and on account of their acts as directors, which indemnification, shall be upon such terms and conditions as determined by the Board, subject to any limitations imposed by statute. Our bylaws do not have any provisions with regard to indemnification.

Item 25. Other Expenses of Issuance and Distribution.

Expenses incurred (or expected to be incurred relating) to this Registration Statement are as follows. The amounts set forth below are estimates except for the SEC registration fee.

SEC Registration Fee	$ 409.13
Printing and Engraving Expenses	$ 5,000.00
Legal Fees and Expenses	$ 25,000.00
Accounting Fees and Expenses	$ 10,000.00
Transfer Agent Fees	$ 5,000.00
Blue Sky Fees	$ 1,000.00
Total	$ 46,409.13

Item 26. Recent Sales of Unregistered Securities.
On June 6, 2006, we received funding pursuant to a Subscription Agreement, executed on May 31, 2006 (“Agreement”), with four (4) institutional accredited investors (the “Investors”). Pursuant to the terms of the Agreement, we issued the Investors an aggregate amount of $1,022,727 of principal amount promissory notes as formalized in Convertible Notes (“Notes”) executed on May 31, 2006. Ness and the Investors also executed, on May 31, 2006, Class A Common Stock Purchase Warrants (“Warrants”). The shares underlying the Notes and Warrants are being registered in this registration statement.

Pursuant to the Warrants between Ness and the Investors, the Investors have three (3) years to purchase a cumulative amount of 6,598,241 shares of our common stock at a purchase price of $0.2047. We also executed a Warrant with KMR Capital, LLC (“KMR”) in exchange for KMR serving as broker for this transaction. KMR has five (5) years to purchase a cumulative amount of 329,912 shares of our common stock at a purchase price of $0.155.

We received $900,000 in exchange for the Notes and Warrants on June 6, 2006, when the Agreement, Notes and Warrants were closed. The $122,727 difference between the principal amount of the Notes and the amount received by us reflects the interest payable on the Notes. The shares underlying the Notes and Warrants were issued without registration under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 27. Exhibits
Exhibit No.      Description of Exhibit

3.1      Articles of Incorporation, dated January 30, 1979 (Incorporated by reference from the Company’s Form SB-2, file number 333-41624, filed on July 18, 2000).

3.2      Articles of Amendment of the Articles of Incorporation, dated April 22, 1981 (Incorporated by reference from the Company’s Form SB-2, file number 333-41624, filed on July 18, 2006).

3.3        Articles of Amendment of the Articles of Incorporation, dated June 26, 1998 (Incorporated by reference from the Company’s Form SB-2, file number 333-41624, filed on July 18, 2000).

3.4          Articles of Amendment of the Articles of Incorporation, dated June 22, 1999 (Incorporated by reference from the Company’s Form SB-2, file number 333-41624, filed on July 18, 2000).

3.5      Bylaws, dated May 15, 2000 (Incorporated by reference from the Company’s Form 10-KSB, file number 000-10301, filed on October 4, 2001).

5.1      Opinion of Counsel.

10.1                Amendment of Promissory Note to Hayseed Stephens Oil, Inc., dated February 8, 1998 (Incorporated by reference from the Company’s Form 10-KSB/A, file number 000-10301, filed on November 13, 2001).

10.2                Amendment of Promissory Note to Hayseed Stephens Oil, Inc., dated March 21, 2001 (Incorporated by reference from the Company’s Form 10-KSB/A, file number 000-10301, filed on November 13, 2001).

10.3                Amendment of Promissory Note to Hayseed Stephens Oil, Inc., dated May 8, 2001(Incorporated by reference from the Company’s Form 10-KSB/A, file number 000-10301, filed on November 13, 2001).

10.4                Oil and Gas Lease dates May 11, 2001 and amended on January 10, 2002 with AMD Property Company Ltd. (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on February 12, 2002).

10.5               Oil and Gas Lease dated May 11, 2001 and amended on January 10, 2002 with Doss Property Company, Ltd. (Incorporated by reference from the
                       Company’s Form 8-K, file number 000-10301, filed on February 12, 2002).

10.6        Oil and Gas Lease dated May 27, 2001 with Roy William Baker, Jr. et al., (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on February 12, 2002).

10.7                Amendment to Oil and Gas Lease dated May 27, 2001 with Roy William Baker, Jr. et al. (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on February 12, 2002).

10.8               Assignment of Oil and Gas Lease dated May 27, 2001 to Fairway Links Energy, Inc. (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on February 12, 2002).

10.9               Amendment of Promissory Noted to Hayseed Stephens dated December 17, 2001 (Incorporated by reference from the Company’s Form 10-KSB, file number 000-10301, filed on April 1, 2002).

10.10             Amendment of Promissory Note to Hayseed Stephens Oil, Inc., dated December 17, 2001 (Incorporated by reference from the Company’s Form 10-KSB, file number 000-10301, filed on April 1, 2002).

10.11              Amendment of Promissory Note to Haysee Stephens dated March 28, 2002 (Incorporated by reference from the Company's Form 10-QSB, file number 000-10301, filed on May 20, 2002).
10.12                     Amendment of Promissory Note to Hayseed Stephens Oil, Inc., dated March 28, 2002 (Incorporated by reference from the Company’s Form 10-QSB, file number 000-10301, filed on May 20, 2002).

10.13             Amendment of Promissory Note to Haysee Stephens dated September 27, 2002 (Incorporated by reference from the Company's Form 10-QSB, file number 000-10301, filed on November 14, 2002).

10.14                    Amendment of Promissory Note to Hayseed Stephens Oil, Inc. dated September 27, 2002 (Incorporated by reference from the Company’s Form 10-QSB, file number 000-10301, filed on November 14, 2002).

10.15                    Amendment of Promissory Note to Hayseed Stephens dated December 30, 2002 (Incorporated by reference from the Company’s Form 10-KSB for 2002, file number 000-10301).

10.1                      Amendment of Promissory Note to Hayseed Stephens Oil, Inc. dated December 30, 2002 (Incorporated by reference from the Company’s Form 10-KSB for 2002, file number 000-10301).

10.17       Agreement between the Company and Sha Stephens, President, in respect of the acquisition of certain oil and gas mineral rights dated March 31, 2003, effective December 31, 2003.

10.18       Employment Agreement between the Company and Sha Stephens, president and CEO, dated February 28, 2005.

10.19            Employment Agreement between the Company and Judson F. Hoover, CFO dated February 28, 2005.
10.20       Agreement between the Company and a certain company, in respect of the acquisition by the investors of certain oil and gas rights, dated February 28, 2005.

10.21      Subscription Agreement, dated May 31, 2006, by and between Ness Energy International, Inc. and Alpha Capital Aktiengesellschaft, Bristol Investment Fund, Ltd.,
                            Ellis International Ltd., and Iroquois Master Fund Ltd. (Incorporated by reference from the Company’s Form 8-K, filenumber 000-10301, filed on June 12, 2006).

10.22                 Convertible Note, dated May 31, 2006, by and between Ness Energy International, Inc. and Alpha Capital Aktiengesellschaft, Bristol Investment Fund, Ltd.,
                          Ellis International Ltd. and Iroquois Master Fund Ltd. (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on June 12, 2006).

10.23         Common Stock Purchase Warrant, dated May 31, 2006, by and between Ness Energy International, Inc. and Alpha Capital Aktiengesellschaft, Bristol Investment Fund,
                          Ltd., Ellis International Ltd. and Iroquois Master Fund Ltd. (Incorporated by reference from the Company’s Form 8-K, file number 000-10301, filed on June 12, 2006).
23.1      Consent of Whitley Penn LLP

23.2      Consent of Counsel (included in Exhibit 5.1)

23.3                 Robert Glenn, Petroleum Engineer, Lindon Exploration Company, The Woodlands, Texas (Incorporated by reference from the Company’s Form 10-KSB for 2001, file number 000-10301).

23.4                 Oil and Gas Property Evaluation as of October 1, 2003 by Richard Yeager,  Petroleum Engineer, Yeager Engineering Company, Fort Worth, Texas and John C. Weaver, P.E.
                        Arlington, Texas (Incorporated by reference from the Company’s Form 10-KSB for 2003, file number 000-10301).

23.5     Proved Oil and Gas Reserve Report by Richard Yeager, Yeager Engineering of Fort Worth, Texas and John C. Weaver, P.E. Arlington, Texas (Incorporated by reference from the Company’s Form 10-KSB for 2003, file number 000-10301).

23.6      Oil and Gas Property Evaluation as of December 31, 2004 by Richard Yeager, Petroleum Engineer, Yeager  Engineering Company, Fort Worth, Texas and John C Weaver,
                          P.E. Arlington, Texas (Incorporated by reference from the Company’s Form 10-KSB for 2004, file number 000-10301).

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                       (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

                       (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas on July __, 2006.

   NESS ENERGY INTERNATIONAL, INC.

   By:_________________________________
    Shannon K. Stevens,
                Chief Executive Officer, President and Director.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shannon K. Stevens and Rick Hoover, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                              TITLE                                  DATE

________________________________                        Chief Executive Officer,                       July 18,2006
Shannon K. Stevens               President, and Director
                                                   (Principal Executive Officer)

________________________________                                                                           Chief Financial Officer                                                                             July 18, 2006
Rick Hoover                                                                           (Principal Financial and
                                                        Accounting Officer)
________________________________
Mark L. Bassham                                                                                            Director                                                                                            July 18, 2006

________________________________
Richard W. Nash                                                                                             Director                                                                                           July 18, 2006